

Jean-Michel Basquiat (b. 1960)

Download deal sheet



After reviewing over 280 other works, Masterworks acquired the Painting directly from one of the world's largest Basquiat collectors to avoid any additional intermediary fees, and maximize potential returns.

INVESTMENT THESIS

Initial Offering Price

$15,651,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$15.0m
$10.0m
$5.0m
$0.0m
87
91
95
99
03
07
11
15
19

Price Appreciation of Similar Works

19.1%

Sharpe Ratio (1984-2022)	watch video
Jean-Michel Basquiat	▲1.55
All Art	0.28
S&P 500	0.59

55% Progress

INVEST NOW



Jean-Michel Basquiat

(b. 1960)

Why we like this painting

- Jean-Michel Basquiat remains one of the most influential and culturally significant artists of the 20th century, and holds the second highest auction record for any American artist at $110.5 million.
- Our acquisitions team has reviewed over 280 examples of work by Basquiat from around the world, many of which are priced in excess of $10 million.
- Executed in 1983, arguably Basquiat's most important period, the Painting is a complex example of the artist's distinct aesthetic and visual vocabulary that brings together key elements of the artist's influential style, including direct references to popular culture and a pithy use of language.
- Segmented in three sections, the leftmost canvas of the Painting contains a Venus figure labeled and dated 1933. In the center canvas, Basquiat's iconic crown can be spotted in the top right corner of the panel. In the right canvas, the crown image is repeated, but this time adjoined to capitalistic references to trade, commerce and consumption.
- Basquiat's appropriation and assemblage of various sources, both recognizable and esoteric, create a complex narrative with ambiguous meaning. Keith Haring, a friend and fellow artist, recognized Jean-Michel's innovative practice, stating that his "expertise at the assembling and disassembling of language has revealed new meanings to old words...he used words like paint. He cut them, combined them, erased them, and rebuilt them."
- As of April 17, 2023, examples similar to the Painting, which feature prominent text and iconography, have achieved prices as high as $16.7 million at auction, including: *Multiflavors* (1982), which is smaller than the Painting but has a more dense composition, sold for $16,728,820 in March 2018, and *Four Big* (1982), also a triptych containing figures and comparable color schemes, sold for $10,611,891 in October 2019.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$299,567,824	23	$110,487,500

Average Prices


12M
9M
6M
3M
10 11 12 13 14 15 16 17 18 19 20 21

Turnover by Year


352M
264M
176M
88M
10 11 12 13 14 15 16 17 18 19 20 21

Lots Auctioned


Sold
Unsold
70
52.5
35
17.5
10 11 12 13 14 15 16 17 18 19 20 21

Initial Offering Price	$15,651,000
Offering Circular	sec.gov/edgar

Painting


TEXAS
COWS
OIL
PETROL
THE SUGAR INDUSTRY
20
1933
VENUS
SOAP BOX ©
SOAP BOX INC.
(ROME)





About Jean-Michel Basquiat

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered to be one of the most important artists of the late twentieth century. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene in New York City. In 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled "New York/New Wave." Throughout his brief and glamorous career, the artist explored issues of black identity in America, colonization and consumerism.

INVEST NOW

JEAN-MICHEL

BASQUIAT

b. 1960 – d. 1988, UNITED STATES


TEXAS
COWS
OIL
PETROL
THE SUGAR INDUSTRY
1933
VENUS
SOAP BOX
SOAP BOX INC.
(ROME)
ASBESTOS

$15,651,000
INITIAL OFFERING

19.1% HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	**▲1.55** MARKET RISK-ADJUSTED APPRECIATION[2]
33.1% ANNUAL GROWTH OF RECORD PRICE[3]	**18.6%** MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Acrylic and oil on canvas mounted on wood supports | 97 × 76 in. (246 × 192 cm.)

After reviewing over 280 other works, Masterworks acquired the Painting directly from one of the world's largest Basquiat collectors to avoid any additional intermediary fees, and maximize potential returns.

The Painting is a complex example of Jean-Michel Basquiat's distinct aesthetic and visual vocabulary. Executed in 1983, the Painting brings together key elements of the artist's influential style, including direct references to popular culture and a pithy use of language. Segmented in three sections, the left-most canvas of the Painting contains a Venus figure labeled and dated 1933. The figure is a frequent sight in Artist's work; there are, an estimated, 17 works entitled "Venus." The figure references Basquiat's girlfriend, Suzanne Mallouk, and holds historical meaning as an object of desire and lust. Below the Venus is the "Soap Box" image - a racially charged commentary that Basquiat and other artists have used in their work. In the center canvas, Basquiat's iconic crown can be spotted on the top right corner of the panel. The crown is used frequently across the Artist's work and is thought to signify the duality of his self-image; both as a king of the world and the human suffering insinuated by the crown of thorns. In the right canvas, the crown image is repeated, but this time adjoined to capitalistic references to trade, commerce and consumption of big commodities such as beef, oil and sugar in Western society where capitalism is considered to be king. Basquiat's appropriation and assemblage of various sources, both recognizable and esoteric, create a complex narrative with ambiguous meaning. Keith Haring, a friend and fellow artist, recognized Jean-Michel's innovative practice, stating that his "expertise at the assembling and disassembling of language has revealed new meanings to old words...he used words like paint. He cut them, combined them, erased them, and rebuilt them." As of April 19, 2023, examples similar to the Painting, which feature prominent text and iconography, have achieved prices as high as $16.7 million at auction. *Four Big* (1982), also a triptych containing figures and comparable color schemes, sold for $10,611,891 at Christie's, London, on October 4, 2019, and *Multiflavors* (1982), which is smaller than the Painting but has a more dense composition, sold for $16,728,820 at Christie's, London on March 6, 2018. The Painting's subject, composition, and execution make it a commercial and desirable example by Jean-Michel Basquiat.

AS OF APRIL 19, 2023, JEAN-MICHEL BASQUIAT'S AUCTION RECORDS ARE LED BY *UNTITLED* (1982), WHICH HAD SOLD AT SOTHEBY'S, NEW YORK ON MAY 18, 2017 FOR A RECORD PRICE OF $110,487,500, FOLLOWED BY *IN THIS CASE* (1983), WHICH SOLD FOR $93,105,000 AT CHRISTIE'S, NEW YORK ON MAY 11, 2021, AND *UNTITLED* (1982), WHICH SOLD FOR $57,285,000 AT CHRISTIE'S, NEW YORK ON MAY 10, 2016.

In 1992, the Whitney Museum in New York held the first retrospective of the late artist's work and many have been staged since, including a major survey at the Brooklyn Museum in 2005, at the Brandt Foundation in New York in 2019, as well as at the Foundation Louis Vuitton in Paris from 2018 to 2019. In 2018, the Brooklyn Museum hosted a one-work show of *Untitled* (1982), which had sold at Sotheby's, New York on May 18, 2017 for a record price of $110,487,500, which as of April 19, 2023, is the second most expensive price achieved for an American artist at auction. In April 2022, an exhibition titled "Jean-Michel Basquiat: King Pleasure," opened at the Starrett-Lehigh Building in New York City. The show, organized by the Basquiat family and designed by the acclaimed architect Sir David Adjaye OBE, included over 200 artworks, artifacts and ephemera from throughout the artist's life. In 2021, total turnover for the artist reached an all-time high of $439,339,428, inclusive of Buyer's Premium, signaling continued demand for the artist's work. As of April 19, 2023, Jean-Michel Basquiat's auction records are led by the aforementioned sale of *Untitled* (1982), followed by *In This Case* (1983), which sold for $93,105,000 at Christie's, New York on May 11, 2021, and *Untitled* (1982), which sold for $57,285,000 at Christie's, New York on May 10, 2016.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$18.0M
$13.5M
$9.0M
$4.5M
1985
1987
1990
1993
1995
1998
2001
2003
2006
2009
2011
2014
2017
2019

Jean-Michel Basquiat is widely considered to be one of the most important artists of the late twentieth century. Born in Brooklyn, New York several formative childhood experiences influenced the artist's work: when Jean-Michel was eight years old, he was struck by a car and suffered a broken arm and internal injuries. His mother bought him a copy of "Gray's Anatomy" to help Jean-Michel better understand his injuries. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene in New York City. These early experiences shaped Basquiat's artistic practice, and in 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled "New York/New Wave". In 1982, Basquiat traveled to Los Angeles and began working on his first show for the famed Gagosian Gallery. His shows repeatedly sold out, while the young artist struggled with feelings of ambivalence towards his growing fame and fortune. Throughout his brief and glamorous career, the artist explored issues of black identity in America, colonization and consumerism. By the time a profile of Basquiat, titled "New Art, New Money," was published in The New York Times Magazine in 1985, his position as one of the most influential artists of the decade had already been solidified.




20
1933.
VENUS
SOAP
BOX
©
SOAP BOX INC.
-MCLXMVIIXVIX-
(ROME)
LUIS M
OPERATION
BOOT STRAP
-TEXAS-
COWS
OIL
PETROL
THE SUGAR INDUSTRY
CHEAP LABOR
LEON
EXILE.
ASBESTOS.


20
1933.
VENUS
SOAP BOX ©
SOAP BOX INC.
—MCLXMVIIXVIX—
(ROME)
LVIS M
—TEXAS—
COWS
OIL
PETROL
THE SUGAR INDUSTRY
CHEAP LABOR

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yoshitomo Nara has a risk-adjusted appreciation of 1.80. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Jean-Michel Basquiat have a record price compound annual growth rate ("CAGR") of 33.1% from November 2, 1984 to December 31, 2022. This calculation is based on (i) a record price of $1,800 on November 2, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $98,000,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Jean-Michel Basquiat is 18.6%, which is based on 109 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Jean-Michel Basquiat was May 8, 1984 and ending on the last date a repeat sale occurred for such artist, which in the case of Jean-Michel Basquiat was October 7, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

6. The table captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: canvas paintings executed 1982 to 1984 that measure 50 inches by 50 inches in height to 120 inches by 120 inches in width. The comparative set excludes works on panel, examples with Xerox collage, silkscreen and/or screen printed elements, works that to the best of our ability to determine have significant empty or negative space with 1-2 colors, or lack prominent text and iconography. Works where a figure or skull take up over 25% of the composition have also been excluded. solely feature text, sparse compositions with predominantly white backgrounds and examples with three-quarter and/or full-length figures. Where the buyer's premium was unavailable due to incomplete data, a premium of 10% was added to the hammer price. The set of similar works includes "Museum Security (Broadway Meltdown)" (1983), which is subjectively a more desirable example than the Painting, and excluding this sale, the set of transactions have increased at an estimated 18.8% CAGR implied from selected sales occurring from May 6, 1986 to October 4, 2019. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.1% CAGR implied from selected sales occurring from May 6, 1986 to October 4, 2019. The set of similar works includes "Museum Security (Broadway Meltdown)" (1983), which is subjectively a more desirable example than the Painting, and excluding this sale the realized prices comprised by this set of transactions have increased at an estimated 18.8% CAGR implied from selected sales occurring from May 6, 1986 to October 4, 2019.

The information contained on the Masterworks.io web site has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks.io website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with SEC or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks.io Terms of Use and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.io), or as available on the SEC'S EDGAR web site.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Certain equity owners of Masterworks operate in their capacity as a "principal" to Masterworks platform transactions pursuant to SEC Rule 3a4-1.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation for more information.

Masterworks.io, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.

Certain Masterworks associated persons solicit in connection with Masterworks offerings in their capacities as registered representatives of Independent Brokerage Solutions LLC ("IndieBrokers") or Arete Wealth Management, LLC ("Arete"), or in their capacity as a "principal" to the transaction pursuant to SEC Rule 3a4-1. Each of IndieBrokers and Arete is a registered broker dealer, a member of FINRA and a member of SIPC. Masterworks.io and its affiliates are independent and unaffiliated with IndieBrokers and Arete. To check the background of IndieBrokers and Arete and their respective representatives, visit FINRA's BrokerCheck. IndieBrokers is located at 485 Madison Ave, 15th Floor, New York, NY 10022 and Arete is located at 1115 W Fulton Market, 3rd Floor, Chicago, IL 60607. Investors solicited through a representative of IndieBrokers will find a brief summary of their relationship with IndieBrokers on the IndieBrokers Form CRS and investors solicited through a representative on Arete will find a brief summary of their relationship with Arete on the Arete Form CRS.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.